Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-237983) on Form S-3ASR and (Nos. 333-269539, 333-220589, 333-252351, 333-262825) on Form S-8 of our reports dated February 27, 2023, with respect to the consolidated financial statements of Krystal Biotech, Inc. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Pittsburgh, Pennsylvania
February 27, 2023